FOR IMMEDIATE RELEASE
JULY 29, 2005

Contact: Louis Rogers, President
Triple Net Properties, LLC
1551 N. Tustin Ave., Suite 200
Santa Ana, CA 92705
877-888-7348
714-667-8252
lrogers@1031NNN.com
www.1031NNN.com

TRIPLE NET PROPERTIES ANNOUNCES
THE SALE OF CITY CENTER WEST “A”

Santa Ana, California, July 29, 2005 – Louis Rogers, President of Triple Net Properties, LLC, announced today the sale of City Center West “A” in Las Vegas, Nevada on behalf of tenant-in-common investors, including T REIT, Inc., a public real estate investment trust, which owned 89.1% of the property.

City Center West “A” was sold for $30,800,000 to Pacifica Real Estate Group, who was represented by Bob Gibbs of Pacifica Real Estate Group. Kevin Shannon and Jeff Hanson of Grubb & Ellis and Darryll Goodman, Senior Asset Manager of Triple Net Properties, represented the tenant-in-common sellers. City Center West “A” was originally purchased in March 2002 for $21,670,000.

City Center West “A” is a 106,000 square-foot office building located in Northwest Las Vegas, Nevada. The property was built in 1998 and is 99% occupied. Major tenants include A.G. Edwards & Sons, Inc., Government Employees Insurance Company, Sprint Communications and United Title of Nevada.

Triple Net Properties, LLC manages a growing portfolio of over 23.7 million square feet of commercial properties and 1.1 million square feet of multi-family properties with a market value of over $2.9 billion from their headquarters in Santa Ana, California and numerous regional offices. Triple Net and affiliates are currently buying and selling properties throughout the United States.